EXHIBIT 5.1
Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
September 6, 2007
Coleman Cable, Inc.
1530 Shields Drive
Waukegan, Illinois 60085

Re:	Shelf Registration Statement on Form S-1 (Registration No. 333-138750)
Dear Ladies and Gentlemen:
     We have acted as special counsel to Coleman Cable, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 (Registration No. 333-138750) initially filed with the Securities and Exchange Commission (the “Commission”) on November 16, 2006, as amended to date (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the offer and sale of up to 16,786,895 shares of the Company’s common stock (the “Offering”), par value $0.001 per share (the “Common Stock”), on terms to be determined by the selling shareholders.
     This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.
     In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion, including the (i) Certificate of Incorporation of the Company, as amended to date; (ii) the By-Laws of the Company, as amended to date; (iii) the Registration Rights Agreement; (iv) resolutions of the Board of Directors of the Company; and (v) such other documents, faxes, certificates, instruments and records as we have deemed necessary, desirable or relevant for purposes hereof.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties (other than the Company), we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Common Stock has been duly authorized, validly issued, fully paid and non-assessable.
     The opinion expressed herein is based upon and limited to the General Corporation Law of the State of Delaware, as amended. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion letter is being furnished solely in connection with the filing of the Registration Statement and may not be used, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Winston & Strawn LLP